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                         Lease Management Services, Inc.
                         2500 Sand Hill Road, Suite 101
                              Menlo Park, CA 94025
                  Telephone (415) 854-9450   Fax (415) 854-9457


April 25, 1997

Ms. Julie C. Neumann
Director, Finance & Administration
ACACIA Biosciences, Inc.
4136 Lakeside Drive
Richmond, CA 94806

Dear Julie:

We are pleased to present our lease proposal to ACACIA Biosciences, Inc.

LESSEE:          ACACIA Biosciences, Inc.

LESSOR:          Lease Management Services, Inc.

EQUIPMENT:       A master lease line of $1 500,000 to finance equipment as per the attached list. All equipment is subject to Lessor's final approval.

LEASE TERM:      Forty-two (42) months.

RENTAL FACTOR:   2.654% of equipment cost payable monthly in advance for each lease schedule.

                 The yield in this transaction be adjusted relative to any increase in comparable term US Treasury maturities. The payment factor for each schedule will be set at the time it is documented arid will be fixed for the term. The payment factors above is based on the average of the Federal Reserve's 3-year and 5-year treasuries (6.71%) for the week ending 4/10/97.

LEASE TYPE:      Net lease - insurance, personal property taxes and maintenance paid by Lessee.


END OF LEASE:    At the end of the lease term, equipment will be purchased for
                 12% of original, aggregate equipment cost; OR, subject to satisfactory credit review, the term may be extended 12 months at the lease rate factor of 1.05% after which Lessee will own the equipment.
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LESSEE MAY CHOOSE ONE OF THE FOLLOWING COLLATERAL OPTIONS



(1). DEPOSIT      A deposit equal to 15% of equipment cost shall be payable upon execution of each schedule.

                  Interest on deposits shall be credited to Borrower at the rate of 5.0% annually. Interest will be accrued and paid with the return of the security deposit.

                  All deposits and accrued interest will be returned to Borrower at achievement of the earlier of:

                  A) At such time as Borrower's unrestricted cash balance, less debt, is at least $20,000,000; OR,

                  B) In the event of an acquisition, if a credit-worthy acquirer executes an assignment or guarantee acceptable to Lender OR,

                  C) After 6/30/98, with the signing of two or more corporate partnerships that include up-front license or access fees, equity, or other non-refundable cash of at least $6,000,000 plus annual R&D payments or similar equivalent to 40% or more of Lessee's Board-approved cash burn for calendar years 1998, 1999. and 2000; OR,

                  D) On a schedule-by-schedule basis, after receipt of 32 prompt rent payments.

(2) WARRANT       In consideration for this financing, Lessee shall grant to
                  Lessor a warrant to purchase Lessee's Preferred Series "A stock. The warrant shares will be for 4% of equipment cost at the price of $1.00, share (i.e. 60,000 shares). The warrant may be exercised by cash or net issue and will include standard anti-dilution provisions. The exercise period shall end 72 months from the date of issue.

(3) COVENANT      No additional collateral will be required except in the event
                  Lessee's unrestricted cash, excluding debt, falls below the appropriate benchmark, below. In that event, Lessee will provide to Lessor a cash security deposit equivalent to 20% of original equipment cost, but in no event to exceed the remaining gross lease receivable.

                  PRE-IP0 BENCHMARK: Unrestricted cash, excluding debt, must be the greater of $2,500,000 or 8 month's cash needs ["6 months' cash needs" will be defined as Lessee's cash burn for the 3 months just completed multiplied by a factor of 2.5].


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                  POST-IPO BENCHMARK: Unrestricted cash, excluding debt, must be the greater of $8,000,000 or 9 month's cash needs ["9 months' cash needs" will be defined as Lessee's cash burn for the quarter just completed multiplied by a factor of 3.3].

                  This cash will be released when Lessee's unrestricted cash position, excluding debt, recovers and is greater than the above benchmark for at least one quarter and continues to remain greater.

                  Verification of achievement of benchmarks is to be acceptable to Lessor. Return of deposits prior to end of term is contingent upon receipt of all payments and financials to date as agreed, no default under any financial obligation, and no material adverse change in Lessee's financial condition or management.

CONTINGENCIES:    1)    Standard documentation satisfactory to Lessee and
                        Lessor.

                  2) Releases against this lease credit line are contingent upon Lessee providing evidence of no material adverse change or threatened material adverse in Lessee's financial condition, management status, corporate partnership or regulatory issues. This credit line, unless extended in writing, expires 12/31/98.

                  3) Throughout the lease term, Lessee shall provide monthly financials within 30 days of each month-end, and annually, an audited statement. All such financial statements to be prepared using generally accepted accounting principles.

                  4) Complete equipment specifications to be provided to Lessor before each takedown.

                        All equipment to be located at Lessee's Richmond, California, headquarters.

                        Custom equipment; software; upgrades to equipment to which Lessor does not have clear title or first security interest; disposables; "SOFT COSTS" SUCH AS SALES TAX, FREIGHT. PLUMBING WIRING, LABOR OR INSTALLATION; AND LEASEHOLD OR TENANT IMPROVEMENTS IN EXCESS OF $150,000 are excluded from this line.

                  5)    Subject to final approval by Lessor's Credit Committee.

                  6) This is a statement of mutual intent and not an agreement to Lease. The terms set forth above are not therefore binding until a lease


                                      -3-
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                        agreement is executed between Lessor and Lessee for
                        specific items of equipment.

COMMITMENT
FEE: $15,000.00 commitment fee. This fee shall be fully credited, pro-rata, to rentals due. All or a portion of said fee will be forfeited if this transaction is approved by Lessor and not executed by Lessee as called for in this proposal. The entire fee will be returned to Lessee promptly in the event Lessor fails to approve this transaction.

If the terms of this proposal meet with your approval, please sign and return with your commitment fee, and we will proceed. Unless previously accepted, this proposal will expire 5/10/97.

We're very pleased to help finance your equipment needs and promise to give you the best service in the industry.


Sincerely,                                Collateral Option Chosen
                                          ------------------------
                                                  Deposit
                                                           ---
/s/ Stephanie Wagner                              Warrant   x
                                                           ---
                                                  Covenant
                                                           ---

Stephanie K. Wagner                       ACCEPTED:  ACACIA Biosciences, Inc.
Vice President Marketing                  BY: /s/ Julie C. Neumann
                                              ---------------------------------
                                          TITLE: Director, Finance & Admin
                                                 ------------------------------
                                          DATE: April 30, 1997
                                                -------------------------------


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